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                                 EXHIBIT 21.1


                                 Jurisdiction and
Name of Subsidiary               Date of Incorporation
- ------------------               ---------------------
Centrifugal Associates, Inc.     New Jersey, 10/20/64

Mechanical Associates, Inc.      New York, 3/31/89

Centrifugal Service, Inc.        New York, 9/4/92

The Automation Group, Inc.       Delaware, 5/25/95

Trident Mechanical
Systems, Inc.                    Delaware, 5/25/95

Centrifugal/Mechanical
Associates, Inc.                 Delaware, 6/9/95

Property Control, Inc.           Delaware, 6/9/95

High-Rise Electric, Inc.         Delaware, 7/5/95

Grace Systems
Technologies, Inc.               Delaware, 2/2/96

DualStar Communications, Inc.    Delaware, 2/2/96

Integrated Controls
Technologies, Inc.               Delaware, 8/30/96